SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No.     ) *

Teladoc, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

87918A 10 5

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 87918A 10 5	13 G	Page 2 of 15 Pages

1	NAMES OF REPORTING PERSONS Icon Ventures V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This statement on Schedule 13G is filed by Icon Ventures V, L.P. (“Icon V”), Icon Ventures IV, L.P., (“Icon IV”), Icon Ventures II, L.P. (“Icon II”), Icon Management Associates V, LLC (“IMA V”), Icon Management Associates IV, LLC (“IMA IV”), Icon Management Associates II, LLC (“IMA II”), Joseph Horowitz (“Horowitz”), Thomas M. Mawhinney (“Mawhinney”) and Jeb Miller (“Miller” and, together with each of the foregoing, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 3 of 15 Pages

1	NAMES OF REPORTING PERSONS Icon Management Associates V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 4 of 15 Pages

1	NAMES OF REPORTING PERSONS Icon Ventures IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 5 of 15 Pages

1	NAMES OF REPORTING PERSONS Icon Management Associates IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 6 of 15 Pages

1	NAMES OF REPORTING PERSONS Icon Ventures II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 7 of 15 Pages

1	NAMES OF REPORTING PERSONS Icon Management Associates II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 8 of 15 Pages

1	NAMES OF REPORTING PERSONS Joseph Horowitz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 9 of 15 Pages

1	NAMES OF REPORTING PERSONS Thomas M. Mawhinney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,972,560 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,972,560 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,560 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V; (B) 493,140 shares of Common Stock held by Icon IV; and (C) 493,140 shares of Common Stock held by Icon II. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 10 of 15 Pages

1	NAMES OF REPORTING PERSONS Jeb Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,479,420 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,479,420 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,479,420 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.8% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.
(2)	The shares consist of (A) 986,280 shares of Common Stock held by Icon V and (B) 493,140 shares of Common Stock held by Icon IV. IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA V, IMA IV, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

CUSIP NO. 87918A 10 5	13 G	Page 11 of 15 Pages

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Teladoc, Inc. (the “Issuer”).

Item 1(a)	Name of Issuer:

Item 1(b)	Address of issuer’s principal executive offices:

Teladoc, Inc.

2 Manhattanville Road, Suite 203

Purchase, New York 10577

Items 2(a)	Name of Reporting Persons filing:

Icon Ventures V, L.P. (“Icon V”)

Icon Ventures IV, L.P. (“Icon IV”)

Icon Ventures II, L.P. (“Icon II”)

Icon Management Associates V, LLC (“IMA V”)

Icon Management Associates IV, LLC (“IMA IV”)

Icon Management Associates II, LLC (“IMA II”)

Joseph Horowitz (“Horowitz”)

Thomas M. Mawhinney (“Mawhinney”)

Jeb Miller (“Miller”)

Item 2(b)	Address or principal business office or, if none, residence:

Icon Ventures

505 Hamilton Avenue, Suite 310

Palo Alto, California 94301, United States of America

Item 2(c)	Citizenship:

Name	Citizenship or Place of Organization
Icon V	Delaware, United States of America
Icon IV	Delaware, United States of America
Icon II	Delaware, United States of America
IMA V	Delaware, United States of America
IMA IV	Delaware, United States of America
IMA II	Delaware, United States of America
Horowitz	United States of America
Mawhinney	United States of America
Miller	United States of America

Item 2(d)	Title of class of securities:

Common Stock

Item 2(e)	CUSIP No.:

87918A 10 5

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

CUSIP NO. 87918A 10 5	13 G	Page 12 of 15 Pages

Item 4	Ownership

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2015:

Reporting Persons	Shares of Common Stock Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
Icon V	1,972,560	0	1,972,560	0	1,972,560	1,972,560	5.1%
Icon IV	1,972,560	0	1,972,560	0	1,972,560	1,972,560	5.1%
Icon II	1,972,560	0	1,972,560	0	1,972,560	1,972,560	5.1%
IMA V (2)	0	0	1,972,560	0	1,972,560	1,972,560	5.1%
IMA IV (2)	0	0	1,972,560	0	1,972,560	1,972,560	5.1%
IMA II (2)	0	0	1,972,560	0	1,972,560	1,972,560	5.1%
Horowitz (2)	0	0	1,972,560	0	1,972,560	1,972,560	5.1%
Mawhinney (2)	0	0	1,972,560	0	1,972,560	1,972,560	5.1%
Miller (2)	0	0	1,479,420	0	1,479,420	1,479,420	3.8%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.
(2)	IMA V serves as the general partner of Icon V. As such, IMA V possesses power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA V. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon V and may be deemed to have indirect beneficial ownership of the shares held by Icon V. IMA IV serves as the general partner of Icon IV. As such, IMA IV possesses power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. Horowitz, Mawhinney and Miller are members of the Investment Committee of IMA IV. As such, Horowitz, Mawhinney and Miller possess power to direct the voting and disposition of the shares owned by Icon IV and may be deemed to have indirect beneficial ownership of the shares held by Icon IV. IMA II serves as the general partner of Icon II. As such, IMA II possesses power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. Horowitz and Mawhinney are members of the Investment Committee of IMA II. As such, Horowitz and Mawhinney possess power to direct the voting and disposition of the shares owned by Icon II and may be deemed to have indirect beneficial ownership of the shares held by Icon II. IMA V, IMA IV, IMA II, Horowitz, Mawhinney and Miller own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 38,453,687 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 2, 2015.

Item 5	Ownership of 5 Percent or Less of a Class

Not applicable.

Item 6	Ownership of More than 5 Percent on Behalf of Another Person

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

CUSIP NO. 87918A 10 5	13 G	Page 13 of 15 Pages

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 87918A 10 5	13 G	Page 14 of 15 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	January 21, 2016

ICON VENTURES V, L.P.
BY:	ICON MANAGEMENT ASSOCIATES V, LLC
ITS:	GENERAL PARTNER

By:	/s/ Joseph Horowitz
Managing Director

ICON VENTURES IV, L.P.
BY:	ICON MANAGEMENT ASSOCIATES IV, LLC
ITS:	GENERAL PARTNER

By:	/s/ Joseph Horowitz
Managing Director

ICON VENTURES II, L.P.
BY:	ICON MANAGEMENT ASSOCIATES II, LLC
ITS:	GENERAL PARTNER

By:	/s/ Joseph Horowitz
Managing Director

ICON MANAGEMENT ASSOCIATES V, LLC

By:	/s/ Joseph Horowitz
Managing Director

ICON MANAGEMENT ASSOCIATES IV, LLC

By:	/s/ Joseph Horowitz
Managing Director

ICON MANAGEMENT ASSOCIATES II, LLC

By:	/s/ Joseph Horowitz
Managing Director

/s/ Joseph Horowitz
Joseph Horowitz

/s/ Thomas M. Mawhinney
Thomas M. Mawhinney

/s/ Jeb Miller
Jeb Miller

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement